CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement (Form S-8 Nos. 333-205043, 333-236108 and 333-253059) of our report dated September 2, 2022, relating to the consolidated financial statements of Ideanomics, Inc. as of and for the year ended December 31, 2021. Our report included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Grassi & Co., CPAs, P.C.
September 2, 2022